UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2007

JMAR Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10515	68-0131180
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10905 Technology Place, San Diego, California		92127
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 946-6800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 28, 2007, Michael Sweatman tendered his resignation as Chief Financial Officer of JMAR Technologies, Inc. ("JMAR" or the "Company"), effective on September 30, 2007.

(c) In a written consent by the Board of Directors, dated September 30, 2007, the Company’s Board of Directors accepted Mr. Sweatman’s resignation and elected Edward C. ("Ned") Hall as the Company’s Vice President - Finance, Chief Financial Officer and Secretary, effective October 1, 2007. Mr. Hall, age 66, is currently a partner with Tatum, LLC, a national executive services firm, and will continue as a partner while serving as the Company’s CFO. Mr. Hall has over 25 years of CFO experience with companies ranging from small private start-ups to established publicly held companies. From 2002 to 2005 Mr. Hall was CFO of Aethlon Medical, Inc, a small public start-up developing a therapeutic device to remove viral load in patients with HIV and HCV that have low drug tolerance. From 2005-2007 he was CFO of Grubb&Ellis|BRE Commercial, a leading San Diego commercial brokerage firm and from 2004-present he has been the part-time CFO for Alliance Pharmaceutical Corp., a small public company focused on worldwide partnering of their key drug and technology.

Pursuant to an Employment Letter, dated September 14, 2007 ("Employment Letter"), between the Company and Mr. Hall, the Company will pay Mr. Hall a base salary of $160,000 per annum, with $150,000 payable in cash biweekly in accordance with normal payroll practices and $10,000 to be paid in the form of shares of the Company’s Common Stock valued at $0.108 per share. Mr. Hall will be eligible for a bonus plan to be determined based upon milestones agreed to between Mr. Hall and the Company, with a target bonus of 50% of his base salary. Mr. Hall will be considered for stock or option grants on the same basis as the Company’s other executive officers, with approval of any such grants made by the Compensation Committee of the Board of Directors. The Company will also reimburse Mr. Hall for his premium cost under the Tatum medical insurance program up to the amount of the cost to the Company for comparable coverage under the Company’s medical insurance plan. The Employment Letter provides that either Mr. Hall or the Company may terminate Mr. Hall’s employment with 30 days’ prior written notice. If the Employment Letter is terminated by the Company following the provision of 30 days’ notice, then Mr. Hall shall receive a severance payment as follows: 1) if terminated within 90 days after execution of the agreement, Mr. Hall will be entitled to receive a severance payment equal to one month’s salary; 2) if terminated between 90 and 180 days after the execution of the agreement, Mr. Hall will receive a severance payment equal to two months’ salary; 3) if terminated more than 180 days after execution of the agreement, Mr. Hall will receive an additional two months salary for every additional six months of continued employment, up to a maximum severance payment equal to 12 months’ salary. In the event that the Company terminates Mr. Hall without cause or without the required 30 day notice, or if Mr. Hall terminates the agreement with good cause, then Mr. Hall shall receive the foregoing severance payment, plus 1) one additional months’ severance payment, 2) a cash bonus payment equal to a pro rata portion of the target bonus for the portion of the year in which Mr. Hall’s employment terminated, and 3) all unvested equity awards and other compensation payments shall be vested.

Pursuant to a separate Executive Services Agreement, dated September 14, 2007, between the Company and Tatum, LLC ("Tatum"), the Company will pay Tatum the following amounts during the continuation of the term of the Employment Letter: 1) a fee of $2,500 per month for continued access to Tatum’s intellectual capital, staff and other resources for the first twelve months of the term of the Employment Letter, increasing to $2,667 per month for the next 24 months of the Employment Letter, and reducing to $1,000 per month thereafter during the term of the Employment Letter, and 2) $2,000 upon execution of the Executive Services Agreement in the form of shares of the Company’s Common Stock valued at $0.108 per share. Pursuant to the Executive Services Agreement, the Company also agreed to pay Tatum 15% of any amounts realized from any bonus or similar payments (cash or equity) and severance payments that Mr. Hall may be granted or provided under the Employment Letter.

A copy of a press release issued on October 1, 2007 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 - Press Release issued on October 1, 2007 announcing Edward C. Hall’s appointment as Chief Financial Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMAR Technologies, Inc.

October 5, 2007	By:	/s/ C. Neil Beer

Name: C. Neil Beer
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued on October 1, 2007 announcing Edward C. Hall’s appointment as Chief Financial Officer